GRID DYNAMICS HOLDINGS, INC.
OUTSIDE DIRECTOR COMPENSATION POLICY
As updated effective January 1, 2025
Grid Dynamics Holdings, Inc. (the “Company”) believes that providing cash and equity compensation to members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”).  This Outside Director Compensation Policy (as amended hereby, the “Policy”) formalizes the Company’s policy regarding cash compensation and grants of equity awards to its Outside Directors.  Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2020 Equity Incentive Plan, as amended from time to time (the “Plan”), or if the Plan is no longer in use at the time of an equity award, the meaning given such term or any similar term in the equity plan then in place under which such equity award is granted.  Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.
This Policy will be effective as of the first above date (such date, the “Effective Date”).
1.	Cash Compensation
Annual Cash Retainer
Each Outside Director will be paid an annual cash retainer of $40,000. There are no per‑meeting attendance fees for attending Board meetings.
Committee Annual Cash Retainer
As of the Effective Date, each Outside Director who serves as the Chairperson of the Board, the Lead Outside Director, or the Chair or a member of a committee of the Board will be eligible to earn additional annual fees (paid quarterly in arrears on a prorated basis) as follows:

Non-Executive Chairperson of the Board:	$20,000
Lead Outside Director:	$20,000
Chair of Audit Committee:	$20,000
Member of Audit Committee:	$15,000
Chair of Compensation Committee:	$15,000
Member of Compensation Committee:	$10,000
Chair of Nominating and Corporate Governance Committee:	$15,000
Member of Nominating and Corporate Governance Committee:	$10,000

For clarity, each Outside Director who serves as the Chairperson of a committee will receive only the annual fee as the Chair of the committee and will not also receive the additional annual fee as a member of the committee.
Payment
Each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any point during the immediately preceding fiscal quarter, and such payment shall be made no later than 30 days following the end of such immediately preceding fiscal quarter.  For purposes of clarification, an Outside Director who has served as an Outside Director, as a member of an applicable committee (or chair thereof) during only a portion of the relevant Company fiscal quarter will receive a pro-rated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during such fiscal quarter such Outside Director has served in the relevant capacities.  For purposes of clarification, an Outside Director who has served as an Outside Director, as a member of an applicable committee (or chair thereof), as applicable, from the Effective Date through the end of the fiscal quarter containing the Effective Date (the “Initial Period”) will receive a prorated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during the Initial Period that such Outside Director has served in the relevant capacities.
2.	Equity Compensation
Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy.  All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
(a) No Discretion.  No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.
(b) Initial RSUs.  Each individual who first becomes an Outside Director following the Effective Date will be granted Restricted Stock Units covering Shares that have a grant date Fair Market Value equal to $75,000 (the “Initial RSUs”). The Initial RSUs will be granted on the first trading date on or after the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to the Initial RSUs.  The Initial RSUs will vest as to one hundred percent (100%) of the Shares subject to the Initial RSU on the 12-month anniversary of the date of grant, in each case subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.
(c) Annual RSUs. On the date of each annual meeting of the Company’s stockholders following the Effective Date (each, an “Annual Meeting”), each Outside Director will be automatically granted Restricted Stock Units covering Shares that have a grant date Fair Market Value equal to $75,000 (the “Annual RSUs”). The Annual RSUs will vest as to one hundred percent (100%) of the Shares subject to the Annual RSUs on the 12-month anniversary of the date of grant, in each case subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.
(d) Chairperson RSUs. At each Annual Meeting, each Outside Director who serves as the Chairperson of the Board or the Lead Outside Director will be automatically granted additional Restricted Stock Units covering Shares that have a grant date Fair Market Value equal to $30,000 (the “Chairperson RSUs”). The Chairperson RSUs will vest as to one hundred percent (100%) of the Shares subject to the Chairperson RSUs on the 12-month anniversary of the date of grant, in each case subject to the Outside Director continuing to serve as a Chairperson of the Board or the Lead Outside Director (as applicable) through the applicable vesting date.
(e) Committee Chairperson RSUs. At each Annual Meeting, each Outside Director who serves as the Chairperson of a standing committee of the Board will be automatically granted additional Restricted Stock Units covering Shares that have a grant date Fair Market Value equal to $40,000 (the “Committee Chairperson RSUs”) for each standing committee on which the Outside Director serves as the Chairperson. The Committee Chairperson RSUs will vest as to one hundred percent (100%) of the Committee Chairperson RSUs on the 12-month anniversary of the date of grant, subject to the Outside Director continuing to serve as Chairperson of the respective committee(s) through the applicable vesting date.
(f) Committee Member RSUs. At each Annual Meeting, each Outside Director who serves as a member of a standing committee of the Board will be automatically granted additional Restricted Stock Units covering Shares that have a grant date Fair Market Value equal to $30,000 (the “Committee Member RSUs”) for each standing committee on which the Outside Director is a member. The Committee Member RSUs will vest as to one hundred percent (100%) of the Shares subject to the Committee Member RSUs on the 12-month anniversary of the date of grant, subject to the Outside Director continuing to serve as a member of the respective committee(s) through the applicable vesting date.
For clarity, each Outside Director who serves as the Chairperson of a committee will receive only the Committee Chairperson RSUs and will not also receive additional Committee Member RSUs as a member of the committee.
3.	Change in Control
In the event of a Change in Control, each Outside Director will fully vest in his or her outstanding Company equity awards, including any Initial RSUs, Annual RSUs, Chairperson RSUs, Committee Chairperson RSUs or Committee Member RSUs, and all restrictions on Restricted Stock Units will lapse provided that the Outside Director continues to be an Outside Director through such date.
4.	Annual Compensation Limit
 No Outside Director may be paid, issued or granted, in any Fiscal Year, cash compensation and equity awards (including any Awards issued under this Plan) with an aggregate value greater than $600,000 (with the value of each equity award based on its grant date fair value (determined in accordance with U.S. generally accepted accounting principles)). Any cash compensation paid or Awards granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 4.
5.	Travel Expenses
Each Outside Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company.
6.	Additional Provisions
All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.
7.	Adjustments
In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.
8.	Section 409A
In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) the 15th day of the 3rd month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) the 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”).  It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply.  In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.
9.	Revisions
The Board may amend, alter, suspend or terminate this Policy at any time and for any reason.  No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company.  Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.